Exhibit 99.1

Penson Worldwide, Inc. 1700 Pacific Avenue, Suite 1400 Dallas, Texas 75201 www.penson.com
PRESS RELEASE
Penson Worldwide, Inc. Reports Results for Second Quarter Ended June 30, 2009
Spread on Customer Assets Expands to 1.36% and Balances Grow 8% Sequentially
DALLAS, TX, July 27, 2009 — Penson Worldwide, Inc. (NASDAQ: PNSN) ), a leading provider of execution, clearing, settlement, custody and technology products and services to the global financial services industry, today announced results for the second quarter and six months ended June 30, 2009.
Penson reported net revenues of $76.5 million, net income of $6.1 million and diluted earnings per common share of $0.24 for the quarter. On a sequential quarterly basis, net revenues increased 15%, net income increased 262%, and diluted EPS increased 243%. Compared to the year ago quarter, net revenues increased 3%, and both net income and diluted earnings per share increased 4%.
Non-interest revenues of $56.4 million increased 5% on a year over year and 8% on a sequential quarterly basis, with growth in clearing and commission fees, technology and “other” revenues, reflecting strong trading volumes, primarily in April and May.
Net interest revenues of $20.0 million, while off 4% year over year, increased 38% on a sequential quarterly basis, primarily due to an 8% increase in customer interest earning balances and a 34 basis point increase in the spread on these balances.
Comment
“As expected, the second quarter came in significantly stronger than the first quarter of this year, with especially solid performances at our U.S. and Canadian clearing operations and in our technology business,” said Philip A. Pendergraft, Chief Executive Officer. “Trading volumes rebounded, assets and customer balances grew, interest spread increased, and profit margin expanded. These trends, combined with our new product launches in the foreign exchange and execution services areas, and our growing pipeline of new correspondents, give us continued confidence in the potential of our business to grow even in these difficult economic times. As always, quarter to quarter performance will be somewhat reflective of overall industry volumes and performance.”
Analysis of Second Quarter 2009 Results
Clearing and commission fees of $38.2 million increased 2% year over year and 9% sequentially, with strong volumes in options throughout the quarter and in equities in April and May. Technology revenue of $6.5 million increased 27% year over year and 14% sequentially, reflecting increased revenue related to trading volumes. “Other” revenues of $11.8 million increased 5% year over year and 3% sequentially due to continued expansion in Penson’s execution services business, which more than offset lower trade aggregation revenues caused by changes in pricing by exchanges during the quarter.
For Immediate Release

PENSON 2Q09 RESULTS
Net interest revenue of $17.8 million from correspondent customer interest earning asset-based balances, while level with the year ago quarter, increased 36% sequentially. Spread expanded to 1.36% from 1.02% in the March 2009 quarter, and balances expanded 8%, to $4.8 billion. The higher spread resulted from a strong rebound in customer stock lending, a recovery in margin lending and the Company’s previously announced insured bank deposit investment program. Penson has achieved its full year 2009 goal, moving approximately $2.0 billion of excess customer segregated funds into higher yielding FDIC-insured bank accounts, resulting in an average balance of $1.3 billion of these assets invested in such deposits for the June 2009 quarter.
Net interest revenue of $2.2 million from conduit stock lending, which was lower than the year ago quarter, increased 57% sequentially. Spread expanded to a record 1.38%, caused primarily by higher than normal revenues from hard to borrow securities, and balances expanded 6%, to $656.5 million.
Operating expenses (excluding interest expense on long-term debt) of $64.6 million increased 1% year over year and 2% sequentially. As a result of revenues growing faster than expenses and strong expense controls, operating margin (also excluding interest expense on long-term debt) expanded to 15.6% for the June 2009 quarter, compared to 14.3% in the year ago quarter and 5.1% in the March 2009 quarter.
Interest expense on long-term debt was higher compared to the year ago and sequential quarters, due to the increase in the Company’s debt capital through the previously announced convertible notes financing and bank credit agreement.
New Business
At the end of the June 2009 quarter, Penson had 294 revenue generating correspondents compared with 300 at the end of the March 2009 quarter and 295 at the end of the year ago quarter. Due to Penson’s concentration on increasing the quality of the firms it serves, the impact on revenues of this reduction was not meaningful. Securities clearing operations in the US, Canada and UK totaled 252 correspondents, compared to 256 in the year ago quarter. Penson GHCO futures operations served 42 introducing brokerage firms in the first quarter, compared to 39 in the year ago quarter. Not reflected in the above numbers is a “pipeline” of 30 new correspondents that are expected to begin contributing to revenue in the third and fourth quarters of 2009.
Conference Call
The Company will host a conference call on Tuesday, July 28, 2009, at 10:00 AM Eastern Time (9:00 AM Central Time) to discuss 2009 second quarter results. The call will be accessible live via a webcast on the Investor Relations section of www.penson.com. A webcast replay will be available shortly thereafter.
About Penson Worldwide: www.penson.com
The Penson Worldwide group of companies provides execution, clearing, custody, settlement and technology infrastructure products and services to financial services firms and others servicing the global financial services industry. The Penson Worldwide group of companies includes Penson Financial Services, Inc., Penson Financial Services Canada Inc., Penson Financial Services Ltd., Nexa Technologies, Inc., Penson GHCO, Penson Financial Services Australia Pty Ltd and Penson Asia Limited, among other companies. Headquartered in Dallas, Texas, Penson has served the clearing needs of the global financial services industry since 1995. Penson Worldwide — Building the Best Clearing and Execution Services Firm in the World.

PENSON 2Q09 RESULTS
Penson Financial Services, Inc. is a member of the New York Stock Exchange, NYSE Alternext, Chicago Stock Exchange, FINRA, the Chicago Board Options Exchange (CBOE), OneChicago, the International Securities Exchange (ISE), the NYSE Arca Exchange, the Options Clearing Corp (OCC), the MSRB, NSCC, ICMA, DTC, Euroclear, SIPC and is a participant of the Boston Options Exchange (BOX). Penson Financial Services Canada Inc. is a participating organization with the Toronto Stock Exchange, the Montreal Exchange, the CNQ Exchange and the TSX Venture Exchange, is regulated by the Investment Industry Regulatory Organization of Canada, is a member of the CIPF, CDCC and CDS and subscribes to various Canadian ATSs. Penson Financial Services Ltd. is a member of the London Stock Exchange and is authorized and regulated by the Financial Services Authority. Penson GHCO is a registered Futures Commission Merchant and clearing member at the Chicago Mercantile Exchange, Chicago Board of Trade, London International Financial Futures Exchange, and ICE Futures.
Forward-Looking Statements
The statements in this news release relating to matters that are not current or historical facts are forward-looking statements. Such forward-looking statements are based on current plans, estimates and expectations. Forward-looking statements are based on known and unknown risks, assumptions, uncertainties and other factors. Penson’s actual results, performance, or achievements may differ materially from any future results, performance, or achievements expressed or implied by such forward-looking statements. Penson undertakes no obligation to publicly update or revise any forward-looking statement.
Contacts
Penson Public Relations: Intermarket Communications, Andy Yemma, 212-754-5450, ayemma@intermarket.com, or Erica Fidel, 212-754-5448, efidel@intermarket.com
Penson Investor Relations: Anreder & Company, Gary Fishman, 212-532-3232, gary.fishman@anreder.com, or Steven Anreder, 212-532-3232, steven.anreder@anreder.com

PENSON 2Q09 RESULTS
Penson Worldwide, Inc.
Condensed Consolidated Statements of Income
(Unaudited)
(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
Revenues
Clearing and commission fees	$38,183	$37,348	$73,308	$73,861
Technology	6,452	5,100	12,117	9,899
Interest, gross	30,841	44,934	52,877	93,412
Other	11,809	11,294	23,286	21,077

Total revenues	87,285	98,676	161,588	198,249
Interest expense from securities operations	10,804	24,068	18,350	53,441

Net revenues	76,481	74,608	143,238	144,808

Expenses
Employee compensation and benefits	29,188	29,477	58,117	58,300
Floor brokerage, exchange and clearance fees	8,759	8,692	16,175	12,495
Communications and data processing	11,568	9,579	22,125	18,767
Occupancy and equipment	7,365	7,293	14,610	14,315
Other expenses	7,700	8,931	16,881	16,288
Interest expense on long-term debt	1,876	1,086	2,561	2,162

	66,456	65,058	130,469	122,327

Income before income taxes	10,025	9,550	12,769	22,481
Income tax expense	3,910	3,653	4,966	8,502

Net income	$6,115	$5,897	$7,803	$13,979

Earnings per share — basic	$0.24	$0.23	$0.31	$0.55

Earnings per share — diluted	$0.24	$0.23	$0.31	$0.55

Weighted average common shares outstanding — basic	25,329	25,115	25,295	25,288
Weighted average common shares outstanding — diluted	25,614	25,200	25,466	25,370

PENSON 2Q09 RESULTS
Penson Worldwide, Inc.
Condensed Consolidated Statements of Financial Condition
(In thousands)

	June 30,	December 31,
	2009	2008
	(unaudited)
ASSETS
Cash and cash equivalents	$67,302	$38,825
Cash and securities — segregated under federal and other regulations	2,937,544	2,383,948
Receivable from broker-dealers and clearing organizations	292,277	318,278
Receivable from customers, net	973,134	687,194
Receivable from correspondents	58,995	135,092
Securities borrowed	1,315,455	964,080
Securities owned, at fair value	531,417	429,531
Deposits with clearing organizations	433,606	327,544
Property and equipment, net	34,200	28,428
Other assets	224,900	226,275

Total assets	$6,868,830	$5,539,195

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Payable to broker-dealers and clearing organizations	$223,889	$345,094
Payable to customers	4,647,137	3,575,401
Payable to correspondents	237,962	161,422
Short-term bank loans	310,897	130,846
Notes payable	92,953	75,000
Securities loaned	895,309	842,034
Securities sold, not yet purchased, at fair value	55,042	48,383
Accounts payable, accrued and other liabilities	119,923	96,548

Total liabilities	6,583,112	5,274,728

Stockholders’ Equity
Total stockholders’ equity	285,718	264,467

Total liabilities and stockholders’ equity	$6,868,830	$5,539,195

PENSON 2Q09 RESULTS
Penson Worldwide, Inc.
Supplemental Data

						Six Months
	Three Months Ended					Ended
	June 30,	September 30,	December 31,	March 31,	June 30,	June 30,
(in thousands)	2008	2008	2008	2009	2009	2009
Interest revenue
Interest on asset based balances	$29,958	$28,662	$17,335	$15,766	$20,414	$36,180
Interest on conduit borrows	13,091	16,921	6,296	4,891	9,388	14,279
Money market	1,885	1,667	1,464	1,379	1,039	2,418

Total interest revenue	44,934	47,250	25,095	22,036	30,841	52,877
Interest expense
Interest expense on liability based balances	14,001	11,860	7,129	4,099	3,690	7,789
Interest on conduit loans	10,067	13,760	4,509	3,447	7,114	10,561

Total interest expense	24,068	25,620	11,638	7,546	10,804	18,350
Net interest revenue	$20,866	$21,630	$13,457	$14,490	$20,037	$34,527

Average daily balance (1)
Interest earning average daily balance	$4,854,774	$4,953,260	$4,296,705	$4,450,567	$4,796,250	$4,623,409
Interest paying average daily balance	4,036,792	4,110,895	3,744,894	4,063,743	4,350,120	4,206,931
Conduit borrow	1,584,691	2,180,813	773,694	617,165	656,539	636,852
Conduit loan	1,575,862	2,171,518	762,266	614,609	655,171	634,890
Average interest rate on balances (1)
Interest earning average daily balance	2.47%	2.31%	1.61%	1.42%	1.70%	1.57%
Interest paying average daily balance	1.39%	1.15%	0.76%	0.40%	0.34%	0.37%

Spread	1.08%	1.16%	0.85%	1.02%	1.36%	1.20%
Conduit borrow	3.30%	3.10%	3.26%	3.17%	5.72%	4.48%
Conduit loan	2.56%	2.53%	2.37%	2.24%	4.34%	3.33%

Spread	0.74%	0.57%	0.89%	0.93%	1.38%	1.15%

(1) Excludes money market revenues and balances. Money market balances are not recorded on the PWI balance sheet.

Fed rate
Average	2.08%	2.00%	1.06%	0.25%	0.25%	0.25%
Ending	2.00%	2.00%	0.25%	0.25%	0.25%	0.25%